Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Mark Feuerbach	Ryan Flaim
Innophos	Sharon Merrill Associates
609-366-1204	617-542-5300
investor.relations@innophos.com	iphs@investorrelations.com

INNOPHOS HOLDINGS, INC. REPORTS

SECOND-QUARTER 2018 RESULTS

Continued Revenue Growth in FHN Segment Driven by Strength in Legacy and

Acquired Portfolios

Recently Signed Milestone Sourcing Agreements Support Strategic Value Chain

Repositioning and 10% Adjusted Earnings Enhancement by End of 2019

Negotiated $20 Million To Offset Specific Value Chain Transition Charges Over Time

CRANBURY, New Jersey – (July 30, 2018) – Innophos Holdings, Inc. (NASDAQ: IPHS) today announced financial results for its second quarter ended June 30, 2018.

Strategic Highlights

•	Major milestone completed with recently signed strategic PPA and MGA supply agreements with Nutrien

•	Negotiated a $20 million payment from Nutrien to offset near-term value chain specific transition charges anticipated to be incurred through Q2 2019

•	Income from the payment will mostly benefit 2019 to 2021 earnings

•	Full benefits of the multi-faceted value chain repositioning and manufacturing optimization program expected to deliver adjusted diluted EPS improvement of 10% by the end of 2019

Q2 Financial Highlights

•	Sales of $207 million were up 15% compared with the prior-year due to continued stabilization of the base portfolio, contribution from acquisitions and ongoing pricing actions

•	FHN segment sales grew 36%, representing 61% of total Company sales

•

GAAP Net Income of $6 million, or $0.31 per share, reflect $4 million, or $0.17 per share of specific value chain transition charges, and $3 million, or $0.10 per share, for the annual Mexico plant maintenance stoppage that was completed earlier in the year than planned to prepare operations for the new supply agreements. Given their project-based nature, the value chain transition charges were excluded from adjusted results

•	Adjusted EBITDA of $31 million was $1 million ahead of the same period last year and, when excluding the Mexico maintenance stoppage expenses, also improved sequentially.

•

Adjusted diluted EPS of $0.55 was down $0.03, or 5% year-over-year due to Mexico maintenance stoppage expenses. Excluding these expenses adjusted diluted EPS would have been $0.65, up 14% versus prior year

•

Free Cash Flow was down $26 million from the same quarter last year, due to lower reported EBITDA, as well as timing of capital expenditures and working capital needs to support the value chain repositioning and manufacturing optimization program

Management Comments

“We delivered solid topline growth in the second quarter as we continued to capitalize on the stability of our legacy business, strength of our acquired businesses and our proactive pricing actions, which offset input cost increases,” said Kim Ann Mink, Ph.D., Chairman, President and Chief Executive Officer.

“We made significant strides in advancing our strategic value chain repositioning and manufacturing optimization program which sets us up well for 2019 and beyond. This program will meaningfully diversify Innophos’ supply base and deliver an improved sustainable cost structure, while maintaining our market-leadership position in our cash-generative phosphate portfolio, which is an important component of our Vision 2022 strategy,” continued Mink.

“We are confident that the strategic value chain program will deliver a 10% improvement to our adjusted diluted EPS by the end of 2019. In the near term there will be a negative impact to our GAAP earnings as the anticipated specific value chain transition costs are incurred ahead of the full benefit accruing from the $20 million payment.

“We continue to position Innophos for sustained organic and inorganic growth,” added Mink. “We have strong momentum behind our enterprise-wide new product development process called SPARC, are progressing with the integration of our 2017 acquisitions and are actively pursuing additional M&A opportunities that will further strengthen our position in attractive FHN markets.

“Our performance in H1 2018 has been defined by solid financial results and strong momentum as we advance along our Vision 2022 strategic roadmap to establish Innophos as a leading specialty ingredients provider. Looking ahead, we are focused on leveraging this momentum and continuing to put our transformation in action,” concluded Mink.

Q2 2018 Results

Variance $ and Variance % in the following tables may not foot due to rounding

$ Millions except EPS

Quarter 2	2018	2017	Variance $	Variance %
Sales	207	179	28	15%
Net Income	6	11	(5)	(44)%
Adj. Net Income	11	11	—	(4)%
EBITDA	23	28	(6)	(20)%
Adj. EBITDA	31	30	1	3%
Diluted EPS	0.31	0.57	(0.25)	(45)%
Adj. Diluted EPS	0.55	0.57	(0.03)	(5)%
Cash from Ops	16	30	(14)	(46)%
Free Cash Flow	(3)	23	(26)	(115)%

•	Sales grew 15% compared with the prior year due to 12% higher volumes, and 3% higher prices

•

GAAP Net Income of $6 million, or diluted EPS of $0.31, were down versus the prior year reflecting $4 million of specific value chain transition charges and $3 million from the annual Mexico plant maintenance stoppage charges

•

Adjusted EBITDA of $31 million was ahead of last year due to additional earnings from acquisitions, partly offset by $3 million of Mexico plant maintenance charges. Adjusted diluted EPS of $0.55 was down due to the $0.10 impact from the annual Mexico maintenance stoppage

•

Free Cash outflow was $3 million, down $26 million versus the same quarter last year due to lower earnings, as well as higher capex of $12 million and greater working capital needs to support the value chain repositioning and manufacturing optimization program

Q2 2018 Segment Financials

Q2 Sales	2018 $ Millions	2017 $ Millions	Variance $	Variance %
FHN	126	92	33	36%
IS	67	67	(1)	(1)%
Other	14	20	(5)	(27)%

Total Innophos	207	179	28	15%

Q2 Adj. EBITDA	2018 $ Millions	2017 $ Millions	2018 Margin	2017 Margin
FHN	18	18	15%	20%
IS	11	10	16%	14%
Other	2	2	11%	12%

Total IPHS	31	30	15%	17%

Note: See Adjusted EBITDA reconciliation to EBITDA in the financial tables that follow

•

FHN represented 61% of total Company sales and was up 36% year-over-year (price +1%, volume +35%) due to the contribution from acquisitions and strength of the legacy portfolio; adjusted EBITDA margins were 509 bps below 2017 due to the effects of the Mexico plant maintenance stoppage and dilution effect from lower margin acquisitions

•

IS sales were down 1% with selling price increases mostly offsetting volume (price +3%, volume down 4%); adjusted EBITDA margins were up 229 bps versus the prior year quarter due to proactive price increases

•	Other sales were down 27% (price +9%, volume down 36%) due primarily to the lower level of co-product sales. Other adjusted EBITDA margins were 11%

Year-to-Date Results

Variance $ and Variance % in the following tables may not foot due to rounding

$ Millions except EPS

YTD Q2	2018	2017	Variance $	Variance %
Sales	412	345	67	19%
Net Income	17	22	(5)	(23)%
Adj. Net Income	23	23	—	—
EBITDA	52	54	(2)	(3)%
Adj. EBITDA	63	58	5	10%
Diluted EPS	0.87	1.12	(0.25)	(23)%
Adj. Diluted EPS	1.15	1.16	(0.01)	(1)%
Cash from Ops	12	19	(7)	(38)%
Free Cash Flow	(17)	3	(20)	(612)%

•	Sales improved 19% reflecting the benefit of acquisitions and proactive pricing programs

•	GAAP Net Income of $17 million was impacted by expenses related to the value chain transition and Mexico plant maintenance stoppage

•	Adjusted EBITDA grew 10% due to contributions from acquisitions and legacy business price increases that exceeded input cost increases

•

Average working capital was 22% for the first half 2018, down 90 bps from the prior year half despite increased working capital needs to support the value chain repositioning and manufacturing optimization program

YTD Quarter 2 Segment Financials

YTD Q2 Segment Sales	2018 $ Millions	2017 $ Millions	Variance $	Variance %
FHN	252	183	69	38%
IS	130	131	(1)	(1)%
Other	30	31	(1)	(2)%

Total Innophos	412	345	67	19%

YTD Q2 Segment Adj. EBITDA	2018 $ Millions	2017 $ Millions	2018 Margin	2017 Margin
FHN	39	35	16%	19%
IS	22	20	17%	15%
Other	2	3	8%	11%

Total IPHS	63	58	15%	17%

Note: See Adjusted EBITDA reconciliation to EBITDA in the financial tables that follow

•

FHN represented 61% of total Company sales and was up 38% year-over-year (price +1%, volume +37%) due to the contribution from acquisitions and strength of the legacy portfolio; adjusted EBITDA margins were 340 bps below 2017 due to the effects of the Mexico plant maintenance stoppage and dilution effects from lower margin acquisitions

•	IS sales were down 1% with selling price increases nearly offsetting volume (price +3%, volume down 4%); adjusted EBITDA margins were up 169 bps due to price increases

•	Other sales were down 2% (price +7%, volume down 9%) due primarily to lower level of co-product sales. Other adjusted EBITDA margins were 8%

Full Year 2018 Outlook

The Company is reiterating its revenue and adjusted earnings guidance for full year 2018 with revenue to grow 12% to 14% and adjusted EBITDA to grow 15% to 17% compared to 2017.

The impact from specific value chain transition charges will lower 2018 GAAP earnings expectations as these transition costs will be incurred ahead of the $20 million accruing to earnings.

Overall market conditions and the competitive landscape are expected to be similar in H2 compared with H1 of this year.

During the first half of the year, selling price increases have been effective in offsetting input cost increases. In response to the operating environment continuing to show cost inflation, the Company continues to take further price increase actions.

The Company anticipates the effective tax rate to operate in the 28-30% range given the geographical mix in earnings.

Free cash flow is expected to modestly decrease versus prior year, principally to support the strategic value chain repositioning and manufacturing optimization program.

The Company continues to diligently work through the multi-faceted value chain repositioning and manufacturing optimization program and expects full benefits to materialize in H2 2019. The program is estimated to deliver adjusted diluted EPS improvement of 10% by the end of 2019.

Conference Call

Innophos will host its second quarter 2018 conference call today July 30, 2018 at 9:00 am ET to discuss its earnings results. The call can be accessed by dialing (877) 604-1612 (U.S.) or (201) 389-0883 (international). No passcode is required. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. The Q2 2018 earnings call presentation will be made available on the Company’s website the morning of the call. A replay will be available between approximately 11:30 am ET on July 30 and 11:59 pm ET on August 13, 2018. The replay is accessible by dialing (877) 660-6853 (U.S.) or (201) 612-7415 (international) and entering the Conference ID number 13681096.

Additional information on Innophos’ second quarter 2018 results can also be found on the Company’s website.

About the Company

Innophos is a leading international producer of specialty ingredient solutions that deliver far-reaching, versatile benefits for the food, health, nutrition and industrial markets. We leverage our expertise in the science and technology of blending and formulating phosphate, mineral, enzyme and botanical based ingredients to help our customers offer products that are tasty, healthy, nutritious and economical. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations across the United States, in Canada, Mexico and China. For more information, please visit www.innophos.com. ‘IPHS-G’

SOURCE Innophos Holdings, Inc.

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Financial Tables Follow

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains or may contain forward-looking statements within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements. Statements made in this press release that relate to our future performance or future financial results or other future events (which may be identified by such terms as “expect”, “estimate”, “anticipate”, “assume”, “believe”, “plan”, “intend’, “may”, “will”, “should”, “outlook”, “guidance”, “target”, “opportunity”, “potential” or similar terms and variations or the negative thereof) are forward-looking statements, including the Company’s expectations regarding the business environment and the Company’s overall guidance regarding future performance and growth. These statements are based on our current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may materially differ from the expectations expressed in or implied by these forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, but are not limited to: (1) global macroeconomic conditions and trends; (2) the behavior of financial markets, including fluctuations in foreign currencies, interest rates and turmoil in capital markets; (3) changes in regulatory controls regarding tariffs, duties, taxes and income tax rates; (4) the Company’s ability to implement and refine its Vision 2022 strategic roadmap; (5) the Company’s ability to successfully identify and complete acquisitions in line with its Vision 2022 strategic roadmap and effectively operate and integrate acquired businesses to realize the anticipated benefits of those acquisitions; (6) the Company’s ability to realize expected cost savings and efficiencies from its performance improvement and other optimization initiatives; (7) the Company’s ability to effectively compete in its markets, and to successfully develop new and competitive products that appeal to its customers; (8) changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending; (9) the Company’s ability to benefit from its investments in assets and human capital and the ability to complete projects successfully and on budget; (10) economic, regulatory and political risks associated with the Company’s international operations, most notably Mexico and China; (11) volatility and increases in the price of raw materials, energy and transportation, and fluctuations in the quality and availability of raw materials and process aids; (12) the impact of a disruption in the Company’s supply chain or its relationship with its suppliers; (13) the Company’s ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws and (14) the Company’s ability to meet quality and regulatory standards in the various jurisdictions in which it has operations or conducts business. We caution you to consider the important risks and other factors as set forth in the forward-looking statements section and in Item 1A Risk Factors in our most recent Annual Report on Form 10-K, as amended by subsequent reports on Forms 10-Q and 8-K. We do not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Summary Profit & Loss Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Operations (Unaudited)

(Dollars In thousands, except per share amounts or share amounts)

	Three Months Ended June 30,		Six Month Ended June 30,
	2018	2017	2018	2017
Net sales	$206,725	$179,140	$412,165	$345,084
Cost of goods sold	170,340	140,064	333,553	269,465

Gross profit	36,385	39,076	78,612	75,619

Operating expenses:
Selling, general and administrative	22,503	19,881	45,023	39,203
Research & development expenses	1,338	818	2,749	1,648

Total operating expenses	23,841	20,699	47,772	40,851

Operating income	12,544	18,377	30,840	34,768
Interest expense, net	3,198	1,452	6,102	2,805
Foreign exchange loss (gain)	1,136	(78)	940	(135)
Other income	(13)	(14)	(28)	(28)

Income before income taxes	8,223	17,017	23,826	32,126
Provision for income taxes	1,977	5,794	6,665	9,980

Net income	$6,246	$11,223	$17,161	$22,146

Diluted Earnings Per Participating Share	$0.31	$0.57	$0.87	$1.12
Diluted weighted average participating shares outstanding	19,818,883	19,692,690	19,765,971	19,693,682
Dividends paid per share of common stock	$0.48	$0.48	$0.96	$0.96
Dividends declared per share of common stock	$0.48	$0.48	$0.96	$0.96

Adjusted Net Income Reconciliation to Net Income

(Dollars in thousands, except EPS)	Three Months Ended June 30,		Six Month Ended June 30,
	2018	2017	2018	2017
Net Income	$6,246	$11,223	$17,161	$22,146
Pre-tax Adjustments
Foreign exchange loss (gain)	1,136	(78)	940	(135)
Severance/Restructuring expense	304	326	1,284	1,326
M&A related costs	186	—	938	—
Value chain transition	4,493	—	4,493	—

Total Pre-tax Adjustments	6,119	248	7,655	1,191
Income tax effects on Adjustments	1,471	84	1,933	346

Adjusted Net Income	$10,894	$11,387	$22,883	$22,991

Adjusted Diluted Earnings Per Participating Share	$0.55	$0.57	$1.15	$1.16

Adjusted EBITDA Reconciliation to Net Income

(Dollars in thousands)	Three Months Ended June 30,		Six Month Ended June 30,
	2018	2017	2018	2017
Net Income	$6,246	$11,223	$17,161	$22,146
Interest expense, net	3,198	1,452	6,102	2,805
Provision for income taxes	1,977	5,794	6,665	9,980
Depreciation & amortization	11,089	9,550	22,453	19,131

EBITDA	22,510	28,019	52,381	54,062
Adjustments
Non-cash stock compensation	1,993	1,568	2,992	2,285
Foreign exchange loss (gain)	1,136	(78)	940	(135)
Severance/Restructuring expense	304	326	1,284	1,326
M&A related costs	186	—	938	—
Value chain transition	4,493	—	4,493	—

Adjusted EBITDA	$30,622	$29,835	$63,028	$57,538

Percent of Sales	14.8%	16.7%	15.3%	16.7%

Segment Adjusted EBITDA Reconciliation to EBITDA

(Dollars in thousands)	Three Months Ended June 30, 2018				Three Months Ended June 30, 2017
	FHN	IS	Other	Total	FHN	IS	Other	Total
EBITDA	$14,939	$7,794	($223)	$22,510	$17,032	$8,654	$2,333	$28,019
Non-cash stock compensation	1,128	789	76	1,993	887	621	60	1,568
Foreign exchange loss (gain)	96	0	1,040	1,136	(26)	0	(52)	(78)
Severance/Restructuring exp.	169	114	21	304	130	196	0	326
M&A related costs	172	0	14	186	0	0	0	0
Value chain transition	1,666	2,219	608	4,493	0	0	0	0

Adjusted EBITDA	$18,170	$10,916	$1,536	$30,622	$18,023	$9,471	$2,341	$29,835

	Six Months Ended June 30, 2018				Six Months Ended June 30, 2017
	FHN	IS	Other	Total	FHN	IS	Other	Total
EBITDA	$33,931	$17,886	$564	$52,381	$32,656	$18,175	$3,231	$54,062
Non-cash stock compensation	1,703	1,182	107	2,992	1,293	905	87	2,285
Foreign exchange loss (gain)	9	0	931	940	(30)	0	(105)	(135)
Severance/Restructuring exp.(inc.)	753	485	46	1,284	665	635	26	1,326
M&A related costs	923	0	15	938	0	0	0	0
Value chain transition	1,666	2,219	608	4,493	0	0	0	0

Adjusted EBITDA	$38,985	$21,772	$2,271	63,028	$34,584	$19,715	$3,239	$57,538

Segment Reporting

	Three Months Ended June 30,		Six Month Ended June 30,
	2018	2017	2018	2017
Segment Net Sales
Food, Health and Nutrition	$125,664	$92,198	$252,027	$183,281
Industrial Specialties	66,751	67,368	130,101	131,040
Other	14,310	19,574	30,037	30,763

Total	$206,725	$179,140	$412,165	$345,084

Net Sales % change
Food, Health and Nutrition	36.3%		37.5%
Industrial Specialties	(0.9)%		(0.7)%
Other	(26.9)%		(2.4)%

Total	15.4%		19.4%

Segment EBITDA
Food, Health and Nutrition	$14,939	$17,032	$33,931	$32,656
Industrial Specialties	7,794	8,654	17,886	18,175
Other	(223)	2,333	564	3,231

Total	$22,510	$28,019	$52,381	$54,062

Segment EBITDA % of net sales
Food, Health and Nutrition	11.9%	18.5%	13.5%	17.8%
Industrial Specialties	11.7%	12.8%	13.7%	13.9%
Other	(1.6)%	11.9%	1.9%	10.5%

Total	10.9%	15.6%	12.7%	15.7%

Depreciation and amortization expense
Food, Health and Nutrition	$7,213	$5,498	$14,535	$11,220
Industrial Specialties	3,368	3,486	7,104	6,858
Other	508	566	814	1,053

Total	$11,089	$9,550	$22,453	$19,131

Price / Volume

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume/mix variance is calculated as the total sales variance minus the selling price variance. The following table illustrates the percentage changes in net sales by reportable segments compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

	Three Months Ended June 30, 2018			Six Months Ended June 30, 2018
Reportable Segments	Price	Volume/Mix	Total	Price	Volume/Mix	Total
Food, Health and Nutrition	1.2%	35.1%	36.3%	0.9%	36.6%	37.5%
Industrial Specialties	3.2%	(4.1)%	(0.9)%	2.9%	(3.6)%	(0.7)%
Other	9.2%	(36.1)%	(26.9)%	7.0%	(9.4)%	(2.4)%

Total	2.8%	12.6%	15.4%	2.2%	17.2%	19.4%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Six Month Ended June 30,
	2018	2017
Cash flows provided from operating activities
Net income	$17,161	$22,146
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	22,453	19,131
Amortization of deferred financing charges	215	215
Deferred income tax provision	97	14
Gain on sale of building	—	(153)
Share-based compensation	2,992	2,285
Changes in assets and liabilities:
Increase in accounts receivable	(8,110)	(7,797)
(Increase) decrease in inventories	(13,136)	1,650
Increase in other current assets	(4,481)	(5,975)
Decrease in accounts payable	(141)	(6,389)
Decrease in other current liabilities	(718)	(2,688)
Changes in other long-term assets and liabilities	(4,224)	(3,083)

Net cash provided from operating activities	12,108	19,356

Cash flows used for investing activities:
Capital expenditures	(29,026)	(16,077)
Proceeds from sale of building	—	1,028

Net cash used for investing activities	(29,026)	(15,049)

Cash flows provided by (used for) financing activities:
Long-term debt borrowings	61,000	14,000
Long-term debt repayments	(41,000)	(19,000)
Restricted stock forfeitures	(251)	(738)
Dividends paid	(18,782)	(18,722)

Net cash provided by (used for) financing activities	967	(24,460)

Effect of foreign exchange rate changes on cash and cash equivalents	(559)	162

Net change in cash	(16,510)	(19,991)
Cash and cash equivalents at beginning of period	28,782	53,487

Cash and cash equivalents at end of period	$12,272	$33,496

Cash From Operations Reconciliation to EBITDA

(Dollars in thousands)	Three Months Ended June 30,		Six Month Ended June 30,
	2018	2017	2018	2017
EBITDA	$22,510	$28,019	$52,381	$54,062
Operating Working Capital	3,714	7,712	(24,986)	(21,058)
Taxes paid	(9,420)	(5,940)	(12,798)	(11,365)
Interest paid	(3,699)	(1,380)	(6,780)	(2,685)
All other including non-cash stock compensation and changes in other long-term assets and liabilities	3,197	1,624	4,291	402

Net cash provided from operations	$16,302	$30,035	$12,108	$19,356

Cash From Operations Reconciliation to Adjusted EBITDA

(Dollars in thousands)	Three Months Ended June 30,		Six Month Ended June 30,
	2018	2017	2018	2017
Adjusted EBITDA	$30,622	$29,835	$63,028	$57,538
Operating Working Capital	(2,405)	7,464	(32,641)	(22,249)
Taxes paid	(9,420)	(5,940)	(12,798)	(11,365)
Interest paid	(3,699)	(1,380)	(6,780)	(2,685)
All other including changes in other long-term assets and liabilities	1,204	56	1,299	(1,883)

Net cash provided from operations	$16,302	$30,035	$12,108	$19,356

Free Cash Flow Reconciliation to Cash From Operations

(Dollars in thousands)	Three Months Ended June 30,		Six Month Ended June 30,
	2018	2017	2018	2017
Cash From Operations	$16,302	$30,035	$12,108	$19,356
Capital Expenditures	(19,627)	(7,524)	(29,026)	(16,077)

Free Cash Flow	($3,325)	$22,511	($16,918)	$3,279

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars In thousands)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$12,272	$28,782
Accounts receivable, net	108,935	100,820
Inventories	158,908	145,685
Other current assets	29,502	24,969

Total current assets	309,617	300,256
Property, plant and equipment, net	232,461	219,297
Goodwill	152,767	152,700
Intangibles and other assets, net	106,307	112,916

Total assets	$801,152	$785,169

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital leases	$4	$4
Accounts payable, trade and other	70,315	70,445
Other current liabilities	42,196	43,084

Total current liabilities	112,515	113,533
Long-term debt	330,003	310,005
Other long-term liabilities	23,664	28,072
Total stockholders’ equity	334,970	333,559

Total liabilities and stockholders’ equity	$801,152	$785,169

Additional Information

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.

Free cash flow is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes free cash flow is helpful in analyzing the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines free cash flow as net cash provided from operating activities plus cash used for capital expenditures.

EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS are supplemental financial measures that are not required by, or presented in accordance with, US GAAP. The Company believes EBITDA and adjusted EBITDA are helpful in analyzing the cash flow generating capability of the business and as performance measures for purposes of presentation in this release.

Net Working Capital is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net working capital is helpful in analyzing the effects on the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines net working capital as total current assets less cash and cash equivalents less total current liabilities plus current portion of capital leases.

Operating Working Capital is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes operating working capital is helpful in analyzing the effects on the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines operating working capital as net working capital less taxes less interest.

Innophos is not able to provide a reconciliation of its expectation for adjusted earnings to 2018 and 2019 GAAP net income given the dynamic nature of the strategic value chain repositioning program expenses that may be incurred. In addition, Innophos is not able to provide a reconciliation of its 2022 expectation for adjusted EBITDA margin to GAAP net income due to the number of variables in the projected EBITDA margin for 2022. As a result we are currently unable to quantify accurately certain amounts that would be required to be included in GAAP net income for 2018, 2019 or 2022 or the individual adjustments for such reconciliation. In addition, we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.